Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-12107, No. 333-15237, No. 333-88077, No. 333-88079, No. 333-46938, No. 333-61570 and No. 333-103811) pertaining to the Company’s Employee Stock Purchase Plan, Amended and Restated Omnibus Stock Plan and 2001 Stock Option Plan for Directors of ACE*COMM Corporation of our report dated August 22, 2003, with respect to the financial statement and schedule of ACE*COMM Corporation included in the Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.